UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2006

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

395 Page Mill Road, Palo Alto, CA		94306
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (650) 752-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agilent Technologies, Inc. Long-Term Performance Program

On March 1, 2006, the shareholders of Agilent Technologies, Inc. (the “Company” or “Agilent”) approved the Agilent Technologies, Inc. Long-Term Performance Program (the “LTP Program”).

Key employees of Agilent and its affiliates are eligible to be designated by the Compensation Committee as participants in the LTP Program. The LTP Program is currently administered in performance periods lasting three fiscal years.

The Compensation Committee determines the length of the performance periods and the applicable performance targets, which can be based on total stockholder return, size-adjusted growth in earnings; sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation and amortization; net income; expenses; market price of the stock; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total shareholder return; free cash flow; or such other measures as determined by the Compensation Committee consistent with objective business criteria.  The Compensation Committee also determines the threshold performance to receive a payout, the target payout and the maximum payout, as well as the weighting of each performance measure.

Following the end of a performance period, the Compensation Committee determines the actual performance results for each performance measure and the payout to which each participant is entitled.  If the relevant performance measures are not achieved, the participant may not receive any payout or only a portion of the target amount.

Awards, which are made in Agilent common stock payable under the 1999 Stock Plan, will not be paid at the end of the three-fiscal year performance periods ending October 31, 2006 and October 31, 2007 unless Agilent achieves at least the 25th percentile in both total stockholder return and size-adjusted growth in earnings, as compared to a peer group of 53 other companies in the S&P 500 Information Technology Index, minus that index’s Software Services component.  Effective with the three-year performance period ending October 31, 2008, no award will be paid at the end of the three-year performance period unless Agilent achieves at least the 25th percentile in total stockholder return (as defined in the LTP Program), as compared to a peer group of 66 other companies in the S&P 500 Information Technology Index, minus that index’s Software Services component, and including the Healthcare Instruments Sub-Industry.  If Agilent’s performance in the relevant measure(s) is at the 25th percentile, the minimum award of 25% of the target award is earned.  At the 50th percentile, 100% of the target award is earned, and at the 75th percentile and above, the maximum award of 200% of target is earned.

The following table shows the range of payouts under the LTP Program after the conclusion of the existing performance periods in October 31, 2006 and 2007 and 2008 to the following Agilent officers.  The maximum payout represents two times the target amount.  The ranges below are not necessarily indicative of future performance periods.

	2006 Shares		2007 Shares		2008 Shares
Name and Title	Min.	Max.	Min.	Max.	Min.	Max.

William P. Sullivan President and Chief Executive Officer	0	109,000	0	191,000	0	142,400
Adrian T. Dillon Executive Vice President, Finance and Administration, Chief Financial Officer	0	69,200	0	102,000	0	72,000
Thomas E. White Senior Vice President of Agilent and President of Operations Support Systems Group	0	38,000	0	41,000	0	28,300

D. Craig Nordlund Senior Vice President, General Counsel and Secretary	0	30,000	0	37,000	0	22,000
Jean M. Halloran Senior Vice President, Human Resources	0	30,000	0	33,000	0	23,600
Patrick J. Byrne Senior Vice President of Agilent and President of Electronic Measurement Group	0	0	0	61,000	0	63,000
Chris van Ingen Senior Vice President of Agilent and President of Life Sciences and Chemical Analysis Group	0	51,400	0	94,000	0	56,700
Edward W. Barnholt Former Chairman, President and Chief Executive Officer	0	198,000	0	204,000	0	0

The foregoing summary of the LTP Program is qualified in its entirety by reference to the LTP Program filed as Appendix A to the Company’s definitive Proxy filed with the Securities and Exchange Commission on January 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

	By:	/s/ Marie Oh Huber
	Name:	Marie Oh Huber
	Title:	Vice President, Assistant Secretary and
Assistant General Counsel

Date: March 7, 2006